NEWS RELEASE

For Immediate Release
October 28, 2015
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716
FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2015
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended September 30, 2015. Net income for the third quarter of 2015 was $56.0 million, or $4.66 per share, compared to $26.5 million, or $2.76 per share, for the corresponding period of 2014, and $44.5 million, or $3.71 per share, for the second quarter of 2015, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 0.71 percent and an annualized return on average equity of 7.86 percent, compared to respective returns of 0.48 percent and 4.89 percent for the third quarter of 2014 and 0.58 percent and 6.42 percent for the second quarter of 2015.
For the nine months ended September 30, 2015, net income was $167.6 million, or $13.96 per share, compared to $75.7 million, or $7.87 per share, reported for the same period of 2014. Annualized returns on average assets and average equity were 0.73 percent and 8.07 percent, respectively, through September 30, 2015 compared to 0.46 percent and 4.77 percent for the same period a year earlier. Year-to-date 2015 earnings include an acquisition gain of $42.9 million recognized in the first quarter in connection with the FDIC-assisted acquisition of Capitol City Bank & Trust (CCBT) of Atlanta, Ga. The total after-tax impact of the gain was $26.4 million.
When comparing net income for the quarter and nine months ended September 30, 2015, to the same periods of 2014, the increases were primarily driven by the impact of the First Citizens Bancorporation, Inc. (Bancorporation) merger and the CCBT acquisition, which occurred on October 1, 2014, and February 13, 2015, respectively. The impacts of the acquisitions are reflected in Bancshares’ financial results from the respective acquisition dates. As such, the following discussion will focus on sequential quarter comparisons between the third quarter of 2015 and the second quarter of 2015, both of which include operating results from the Bancorporation and CCBT acquisitions.
THIRD QUARTER HIGHLIGHTS

•	Loan growth continued during the third quarter of 2015 as balances increased $335.6 million to $19.86 billion, reflecting strong originated portfolio growth.

•	Net charge-offs totaled $3.0 million, or 0.06 percent of average loans and leases on an annualized basis, compared to $5.0 million, or 0.10 percent, during the second quarter of 2015.

•
Provision expense decreased $7.6 million to $107 thousand as a result of a $4.1 million reversal of previously recorded specific reserves on impaired loans primarily due to refined loss estimates, as well as improved credit quality in the commercial loan portfolio and lower net charge-offs.

•	Investment securities gains totaled $5.6 million for the third quarter of 2015.

•
BancShares remained well-capitalized under Basel III capital requirements with a leverage capital ratio of 8.97 percent, Tier 1 risk-based capital ratio of 12.77 percent, common equity Tier 1 ratio of 12.63 percent and total risk-based capital ratio of 14.18 percent at September 30, 2015.

•
The conversion of systems and customer accounts acquired from Bancorporation was completed in the third quarter. The conversion included the systems integration of 172 branches in South Carolina and Georgia.

LOANS AND DEPOSITS
Loans at September 30, 2015 totaled $19.86 billion, a net increase of $335.6 million, or by 1.7 percent, during the third quarter. Originated loan growth was strong at $460.7 million, or an increase of 2.5 percent, primarily the result of growth in the commercial portfolio, partially offset by the sale of certain residential mortgage loans totaling $45.9 million, which were sold at par. Purchased-credit impaired (PCI) loans decreased by $79.2 million.
Loan balances increased by a net $1.09 billion, or 7.7 percent on an annualized basis, since December 31, 2014. Growth was primarily driven by $1.23 billion of organic growth in the non-PCI portfolio. The PCI portfolio declined over this period by $142.4 million, reflecting continued loan run-off of $284.0 million offset by net loans acquired from CCBT which totaled $141.5 million at September 30, 2015.
At September 30, 2015, deposits totaled $26.72 billion, an increase in the third quarter of $207.5 million, or by 0.8 percent. The increase was due to organic growth primarily in low-cost demand deposit accounts and money market accounts.
Deposits increased by $1.04 billion since December 31, 2014, primarily due to organic growth in demand and savings deposit accounts, offset by runoff in time deposits.
NET INTEREST INCOME
Net interest income increased $4.7 million, or by 2.0 percent, to $239.4 million for the third quarter of 2015. Loan interest income was up $1.9 million as a result of higher interest income from originated loan growth, improved investment securities interest income of $2.2 million as matured cash flows were reinvested into higher yielding investments, and lower interest expense of $909 thousand, due to reduced borrowing and deposit funding costs.
The current quarter taxable-equivalent net interest margin decreased by 2 basis points to 3.29 percent when compared to the second quarter of 2015. The margin decline was due to larger paydowns in the PCI loan portfolio in the second quarter which accelerated income recognition and continued PCI loan portfolio runoff. These decreases were offset by a $3.9 million reclassification increasing accretion income, continued originated loan growth, improvement in investment yields and lower borrowing and deposit funding rates. In the current quarter, $3.9 million was reclassified between accretable yield and the allowance for loan and lease losses that increased both accretion income and provision expense which had no net impact on earnings.
Average interest-earning assets increased by $437.6 million, reflecting a $406.3 million increase in average outstanding loans, due to continued originated loan growth and a $125.6 million increase in average investment securities, partially offset by a decline in overnight investments of $94.3 million. Average interest-bearing liabilities decreased by $22.2 million during the third quarter of 2015 due to a $37.8 million decline in interest-bearing deposits and a $59.2 million decrease in short-term borrowings. This decrease was offset by an increase in long-term obligations of $74.8 million resulting primarily from $230.0 million in additional Federal Home Loan Bank borrowings during the quarter.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses totaled $205.5 million at September 30, 2015, a decline of $2.9 million compared to June 30, 2015. The allowance as a percentage of total loans at September 30, 2015, was 1.03 percent, compared to 1.07 percent at June 30, 2015.
BancShares recorded net provision expense of $107 thousand for loan and lease losses for the third quarter of 2015. The $7.6 million decrease in provision expense was due to a $4.1 million reversal of previously recorded specific reserves on impaired non-PCI loans due primarily to refined loss estimates, as well as lower net charge-offs and improved credit quality in the commercial loan portfolio.
The non-PCI loan net provision credit totaled $2.7 million, compared to a $9.0 million provision expense for the second quarter of 2015, due to lower specific reserves on individually impaired non-PCI loans, credit quality improvements within the commercial portfolio and lower net charge-offs. Impaired loan reserves of $4.1 million were released as refinements were made to discounted cash flow assumptions. Net charge-offs on non-PCI loans decreased by $1.8 million to $2.3 million. On an annualized basis, non-PCI loan net charge-offs remained low at 0.05 percent and 0.09 percent of average non-PCI loans and leases for the third quarter of 2015 and second quarter of 2015, respectively.
The PCI loan portfolio net provision expense totaled $2.8 million during the third quarter of 2015, compared to a net provision credit of $1.3 million during the second quarter of 2015. The increase in the current quarter provision for loan and lease losses on PCI loans resulted from the $3.9 million reclassification impacting accretion income and provision expense, which had no net impact on earnings.
NONPERFORMING ASSETS
At September 30, 2015, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), totaled $162.5 million, or 0.82 percent of total loans and leases plus OREO, compared to $155.4 million, or 0.79 percent, at June 30, 2015. The $7.1 million, or 4.6 percent, increase in nonperforming assets was due to a $10.5 million increase in nonaccrual loans, primarily due to the restructuring of a single large commercial relationship. The increase was offset by a $3.4 million decline in OREO due to problem asset resolutions.
NONINTEREST INCOME
Noninterest income totaled $109.8 million for the third quarter of 2015, an increase of $2.3 million from the second quarter of 2015 primarily as a result of a $5.4 million increase in securities gains and higher service charges on deposit accounts of $792 thousand. These increases were partially offset by a $3.7 million decrease in recoveries of PCI loans previously charged-off.
NONINTEREST EXPENSE
Noninterest expense decreased by $4.5 million in the third quarter of 2015 to $260.2 million. The decrease was due to a $2.5 million depreciation adjustment resulting from the conversion of Bancorporation systems, a $617 thousand reduction in pension expense and lower merger-related expenses, partially offset by an increase in advertising expenses of $1.1 million.
INCOME TAXES
Income tax expense totaled $32.9 million and $25.2 million for the third quarter of 2015 and second quarter of 2015, representing effective tax rates of 37.0 percent and 36.1 percent during the respective periods. The increase in the effective tax rate in the third quarter was attributable to higher pre-tax earnings. In addition, during the third quarter of 2015, BancShares adjusted its net deferred tax asset as a result of a reduction in the North Carolina corporate income tax rate that will become effective January 1, 2016. The lower state corporate income tax rate did not have a material impact on tax expense for the quarter.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 18 states and the District of Columbia, including online banking, mobile banking, ATMs and telephone banking. As of September 30, 2015, BancShares had total assets of $31.45 billion.
For more information, visit First Citizens’ website at firstcitizens.com.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Nine months ended
(Dollars in thousands, except share data; unaudited)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
SUMMARY OF OPERATIONS
Interest income	$249,825	$246,013	$177,621	$727,348	$528,326
Interest expense	10,454	11,363	11,399	33,162	35,475
Net interest income	239,371	234,650	166,222	694,186	492,851
Provision (credit) for loan and lease losses	107	7,719	1,537	13,618	(7,665)
Net interest income after provision (credit) for loan and lease losses	239,264	226,931	164,685	680,568	500,516
Gain on acquisition	—	—	—	42,930	—
Noninterest income excluding gain on acquisition (1)	109,750	107,450	78,599	325,023	207,502
Noninterest expense	260,172	264,691	201,810	783,029	591,860
Income before income taxes	88,842	69,690	41,474	265,492	116,158
Income taxes (1)	32,884	25,168	14,973	97,854	40,492
Net income (1)	$55,958	$44,522	$26,501	$167,638	$75,666
Taxable-equivalent net interest income	$240,930	$236,456	$167,150	$698,836	$495,414
PER SHARE DATA
Net income (1)	$4.66	$3.71	$2.76	$13.96	$7.87
Cash dividends	0.30	0.30	0.30	0.90	0.90
Book value at period-end (1)	238.34	232.62	224.75	238.34	224.75
CONDENSED BALANCE SHEET
Cash and due from banks	$546,444	$514,404	$400,993	$546,444	$400,993
Overnight investments	2,368,132	1,703,341	707,352	2,368,132	707,352
Investment securities	6,690,879	7,350,545	5,648,701	6,690,879	5,648,701
Loans and leases	19,855,806	19,520,185	13,802,791	19,855,806	13,802,791
Less allowance for loan and lease losses	(205,463)	(208,317)	(200,905)	(205,463)	(200,905)
FDIC loss share receivable	9,276	5,808	45,140	9,276	45,140
Other assets (1)	2,184,750	2,010,889	1,533,593	2,184,750	1,533,593
Total assets (1)	$31,449,824	$30,896,855	$21,937,665	$31,449,824	$21,937,665
Deposits	$26,719,375	$26,511,896	$18,406,941	$26,719,375	$18,406,941
Other liabilities	1,867,921	1,591,069	1,368,843	1,867,921	1,368,843
Shareholders' equity (1)	2,862,528	2,793,890	2,161,881	2,862,528	2,161,881
Total liabilities and shareholders' equity (1)	$31,449,824	$30,896,855	$21,937,665	$31,449,824	$21,937,665
SELECTED PERIOD AVERAGE BALANCES
Total assets (1)	$31,268,774	$30,835,749	$22,092,940	$30,842,745	$21,993,583
Investment securities	7,275,290	7,149,691	5,616,730	7,106,322	5,617,734
Loans and leases	19,761,145	19,354,823	13,670,217	19,349,072	13,567,030
Interest-earning assets	29,097,839	28,660,246	20,351,369	28,666,506	20,266,596
Deposits	26,719,713	26,342,821	18,506,778	26,301,783	18,520,391
Interest-bearing liabilities	18,911,455	18,933,611	13,836,025	19,004,721	14,013,950
Shareholders' equity (1)	$2,823,967	$2,781,648	$2,150,119	$2,775,873	$2,119,548
Shares outstanding	12,010,405	12,010,405	9,618,941	12,010,405	9,618,941
SELECTED RATIOS
Annualized return on average assets (1)	0.71%	0.58%	0.48%	0.73%	0.46%
Annualized return on average equity (1)	7.86	6.42	4.89	8.07	4.77
Taxable-equivalent net interest margin	3.29	3.31	3.26	3.26	3.27
Efficiency ratio (2)	75.73	77.41	82.43	77.65	84.51
Tier 1 risk-based capital ratio (1)	12.77	12.66	14.23	12.77	14.23
Total risk-based capital ratio (1)	14.18	14.10	15.57	14.18	15.57
Leverage capital ratio (1)	8.97	8.92	9.77	8.97	9.77
Common equity Tier 1 ratio	12.63	12.52	N/A	12.63	N/A
(1) Amounts for 2014 have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update 2014-01 related to qualified affordable housing projects.
(2) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares' securities and acquisition gains from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Nine months ended
(Dollars in thousands, unaudited)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL")
ALLL at beginning of period	$208,317	$205,553	$206,246	$204,466	$233,394
Provision (credit) for loan and lease losses:
PCI loans (1)	2,769	(1,275)	(197)	(1,370)	(11,999)
Non-PCI loans (1)	(2,662)	8,994	1,734	14,988	4,334
Net charge-offs of loans and leases:
Charge-offs	(5,698)	(6,926)	(8,721)	(19,800)	(30,299)
Recoveries	2,737	1,971	1,843	7,179	5,475
Net charge-offs of loans and leases	(2,961)	(4,955)	(6,878)	(12,621)	(24,824)
ALLL at end of period	$205,463	$208,317	$200,905	$205,463	$200,905
ALLL at end of period allocated to loans and leases:
PCI	$17,557	$15,468	$25,800	$17,557	$25,800
Non-PCI	187,906	192,849	175,105	187,906	175,105
ALLL at end of period	$205,463	$208,317	$200,905	$205,463	$200,905
Net charge-offs of loans and leases:
PCI	$680	$876	$3,334	$2,702	$15,721
Non-PCI	2,281	4,079	3,544	9,919	9,103
Total net charge-offs	$2,961	$4,955	$6,878	$12,621	$24,824
Reserve for unfunded commitments	$411	$389	$328	$411	$328
SELECTED LOAN DATA
Average loans and leases:
PCI	$1,081,497	$1,173,105	$1,005,045	$1,151,259	$1,181,664
Non-PCI	18,679,648	18,181,718	12,665,172	18,197,813	12,385,366
Loans and leases at period-end:
PCI	1,044,064	1,123,239	996,280	1,044,064	996,280
Non-PCI	18,811,742	18,396,946	12,806,511	18,811,742	12,806,511
RISK ELEMENTS
Nonaccrual loans and leases:
Covered under loss share agreements	$3,171	$2,732	$30,415	$3,171	$30,415
Not covered under loss share agreements	89,434	79,375	54,203	89,434	54,203
Other real estate:
Covered	8,152	12,890	29,272	8,152	29,272
Noncovered	61,707	60,358	43,186	61,707	43,186
Nonperforming assets:
Covered	$11,323	$15,622	$59,687	$11,323	$59,687
Noncovered	151,141	139,733	97,389	151,141	97,389
Total nonperforming assets	$162,464	$155,355	$157,076	$162,464	$157,076
Accruing loans and leases 90 days or more past due	$79,816	$86,015	$75,227	$79,816	$75,227
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	0.25%	0.30%	1.32%	0.31%	1.78%
Non-PCI	0.05	0.09	0.11	0.07	0.10
ALLL to total loans and leases:
PCI	1.68	1.38	2.59	1.68	2.59
Non-PCI	1.00	1.05	1.37	1.00	1.37
Total	1.03	1.07	1.46	1.03	1.46
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	3.72	4.70	11.98	3.72	11.98
Noncovered	0.77	0.73	0.73	0.77	0.73
Total	0.82	0.79	1.13	0.82	1.13
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired ("PCI") loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	September 30, 2015			June 30, 2015
	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$19,761,145	$225,955	4.54%	$19,354,823	$224,235	4.65%
Investment securities:
U. S. Treasury	2,004,586	3,887	0.77	2,224,933	4,346	0.78
Government agency	756,474	1,922	1.02	915,976	2,195	0.96
Mortgage-backed securities	4,514,212	18,446	1.63	4,008,782	15,518	1.55
Other	18	—	—	—	—	—
Total investment securities	7,275,290	24,255	1.33	7,149,691	22,059	1.23
Overnight investments	2,061,404	1,174	0.23	2,155,732	1,525	0.28
Total interest-earning assets	$29,097,839	$251,384	3.43%	$28,660,246	$247,819	3.47%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,180,364	$225	0.02%	$4,712,074	$428	0.04%
Savings	1,866,161	119	0.03	1,833,259	98	0.02
Money market accounts	8,229,793	1,788	0.09	7,666,121	1,629	0.09
Time deposits	3,312,291	3,084	0.37	3,414,991	3,379	0.40
Total interest-bearing deposits	17,588,609	5,216	0.12	17,626,445	5,534	0.13
Repurchase agreements	762,081	502	0.26	622,547	387	0.25
Other short-term borrowings	12,551	88	2.84	211,185	1,271	2.41
Long-term obligations	548,214	4,648	3.39	473,434	4,171	3.52
Total interest-bearing liabilities	$18,911,455	$10,454	0.22%	$18,933,611	$11,363	0.24%
Interest rate spread			3.21%			3.23%
Net interest income and net yield on interest-earning assets		$240,930	3.29%		$236,456	3.31%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 6.0 percent for the three months ended September 30, 2015 and June 30, 2015. The taxable-equivalent adjustment was $1,559 and $1,806 for the three months ended September 30, 2015 and June 30, 2015, respectively. The rate/volume variance is allocated equally between the changes in volume and rate.